Exhibit 99

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended June 30,				For the Six Months Ended June 30,
		As a %		As a %		As a %		As a %
	2006	of Total	2005	of Total	2006 (B)	of Total	2005	of Total
Non-conforming production volume
Non-conforming
Wholesale (A)	$ 942,004	89%	$ 749,021	81%	$ 3,838,726	82%	$ 3,377,204	78%
Correspondent/Bulk	30,568	3%	26,758	3%	311,424	7%	235,286	6%
Retail (C)	88,643	8%	146,341	16%	503,261	11%	692,993	16%
Total non-conforming production volume	$1,061,215	100%	$ 922,120	100%	$ 4,651,411	100%	$ 4,305,483	100%

# of funding days in the month	22		22		126		126
Average originations per funding day	$ 48,237		$ 41,915		$ 36,916		$ 34,170

Retail production volume (C)
Non-conforming
Sold to non-affiliates	$ 12,223	12%	$ 42,423	18%	$ 85,852	12%	$ 436,416	28%
Retained by NMI	88,643	83%	146,341	61%	503,261	73%	692,993	45%
Total non-conforming	100,866	95%	188,764	79%	589,113	85%	1,129,409	73%

Conforming/Government	5,365	5%	52,102	21%	104,045	15%	407,828	27%

Total retail production volume	$ 106,231	100%	$ 240,866	100%	$ 693,158	100%	$ 1,537,237	100%

(A)	Starting in April of 2006 correspondent loans purchased on a flow basis are being included in the wholesale channel. Prior periods have been reclassified to reflect this change.
(B)	Does not include approximately $987 million in bulk purchased MTA loans during the period.
(C)	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended 6/30/2006				For the Month Ended 5/31/2006				For the Month Ended 4/30/2006
	Weighted	Weighted	Weighted		Weighted	Weighted	Weighted		Weighted	Weighted	Weighted
	Average	Average	Average	Percent	Average	Average	Average	Percent	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total	Coupon	LTV	FICO	of Total	Coupon	LTV	FICO	of Total
Summary by Credit Grade
660 and above	7.64%	83.8%	701	31%	7.71%	82.8%	701	28%	7.65%	82.7%	699	29%
620 to 659	8.66%	83.9%	639	21%	8.52%	83.2%	639	21%	8.44%	82.6%	639	22%
580 to 619	9.11%	83.7%	598	24%	9.04%	83.5%	598	26%	8.94%	83.0%	598	25%
540 to 579	9.47%	81.1%	560	16%	9.43%	81.0%	559	16%	9.39%	80.2%	559	16%
539 and below	9.92%	77.8%	527	8%	9.83%	77.6%	527	9%	9.77%	76.6%	527	8%

	8.69%	82.9%	627	100%	8.70%	82.3%	622	100%	8.59%	81.9%	625	100%

Summary by Program Type
2-Year Fixed	9.28%	83.8%	609	46%	9.21%	82.9%	603	49%	9.07%	82.5%	606	51%
2-Year Fixed Interest-only	8.23%	81.6%	661	12%	8.12%	81.2%	658	12%	8.13%	80.8%	658	15%
3-Year Fixed	8.82%	78.8%	614	1%	8.45%	75.0%	608	1%	8.39%	79.8%	634	0%
3-Year Fixed Interest-only	8.45%	81.7%	657	0%	7.94%	80.7%	648	0%	7.94%	80.4%	669	0%
5-Year Fixed	8.39%	76.8%	632	0%	7.71%	75.4%	653	0%	8.03%	72.0%	632	0%
5-Year Fixed Interest-only	7.39%	73.6%	689	0%	7.46%	74.0%	689	0%	7.92%	80.0%	640	0%
15-Year Fixed	9.51%	83.3%	642	1%	9.51%	78.8%	647	1%	9.27%	80.4%	639	1%
30-Year Fixed	8.60%	77.3%	622	11%	8.55%	76.6%	619	10%	8.49%	76.3%	622	11%
30-Year Fixed Interest-only	7.71%	76.3%	648	1%	8.11%	75.3%	653	1%	7.81%	72.1%	638	0%
Other Products	9.21%	85.7%	629	23%	9.17%	85.6%	632	22%	9.02%	85.8%	636	18%
MTA	1.99%	79.1%	702	5%	1.92%	78.2%	695	4%	1.96%	77.5%	699	4%

	8.69%	82.9%	627	100%	8.70%	82.3%	622	100%	8.59%	81.9%	625	100%
Weighted Average
Coupon Excluding MTA	9.03%				8.98%				8.84%

Note: The origination data on this report includes loans secured by second mortgages.